UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2009

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 N. Green Valley Parkway, Suite 200, Henderson, NV		89074
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 990-3355

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2009, Empire Resorts, Inc. (the “Company”) entered into an Agreement and Release with Hilda A. Manuel dated as of April 29, 2009 (the “Separation Agreement”) pursuant to which Ms. Manuel’s employment with the Company terminated as of April 30, 2009.  Pursuant to the Separation Agreement, Ms. Manuel shall be paid a lump sum payment not later than May 18, 2009 in the amount of seventy thousand dollars ($70,000.00).  In addition, the Separation Agreement provides that all options to purchase common stock held by Ms. Manuel shall continue to vest pursuant to their terms and remain exercisable through April 30, 2012. Ms. Manuel will continue to receive health insurance through the end of the year.  Ms. Manuel has provided the Company with a general release from any and all claims related to her employment.  Further, until after April 30, 2010, Ms. Manuel has agreed not to compete with the Company in the State of New York or any area of any other state within 120 miles of Monticello, New York.  The Separation Agreement also includes confidentiality, non-disparagement, non-disclosure and non-solicitation provisions.

In connection with the Separation Agreement, the Company entered into a consulting agreement on April 30, 2009 with Ms. Manuel dated April 29, 2009 (the “Consulting Agreement”) pursuant to which Ms. Manuel will provide consulting services to the Company with respect to historical Company and predecessor issues for a period of nine months commencing May 1, 2009.  Ms. Manuel will be paid an aggregate of $30,000 for her consulting services in equal monthly payments.

The foregoing summaries of the Separation Agreement and Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full copies of such agreements, which are filed herewith as Exhibits 99.1 and 99.2 and are incorporated herein by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

99.1	Agreement and Release, dated as of April 29, 2009, between Empire Resorts, Inc. and Hilda A. Manuel.

99.2	Consulting Agreement, dated as of April 29, 2009, between Empire Resorts, Inc. and Hilda A. Manuel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: April 30, 2009	By:	/s/ Charles Degliomini
		Name:	Charles Degliomini
		Title:	Senior Vice President